[ * * * ]   CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
EXHIBIT 10.24
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is dated as of May 1, 2008 (the “Effective Date”), and is entered into by and between Replidyne, Inc. (the “Company”), and Roger Echols (“Executive” and, together with the Company, the “Parties”).
RECITALS
     WHEREAS, Executive has been employed by the Company as Chief Medical Officer of the Company pursuant to an Employment Agreement by and between the Company and Executive dated as of April 19, 2006, as amended, June 15, 2007, (the “Employment Agreement”);
     WHEREAS, the parties have determined that Executive shall terminate his employment as Chief Medical Officer effective May 1, 2008 (the “Separation Date”), and, in connection with such separation, the Parties have agreed to settle any and all related agreements between the Parties and their affiliates in the manner set forth herein; and
     WHEREAS, except as expressly set forth herein, the Parties intend that this Agreement shall supersede and replace all other understandings and agreements, whether oral or written regarding Executive’s employment with the Company, including but not limited, to the Employment Agreement,
     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:
Section 1. Termination. Effective on the Separation Date, Executive shall terminate his employment as the Chief Medical Officer of the Company.
Section 2. Termination Benefits.  Pursuant to Section 10(d) of the Employment Agreement, upon execution of this Agreement and of the release attached hereto as Exhibit B (“Release”), Executive shall be entitled to receive the following Severance Benefits:
     (a) Severance Payment. The Company shall pay to Executive the equivalent of twelve (12) months of his Base Salary as in effect immediately prior to the Separation Date, payable on the same basis and at the same time as previously paid and subject to all applicable tax withholdings and other deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release;
     (b) Health Insurance. The Company shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of twelve (12) months following the Separation Date;

provided, however, that (i) the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Separation Date; and (ii) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive.
     (c) Outplacement Services. Although the Company is under no obligation to do so, in further consideration for the promises and agreements contained herein, the Company agrees to pay the cost for Executive to participate in up to six (6) months of outplacement services with Right Management Inc. up to a maximum amount of $7,500, if initiated within three (3) months following the Termination Date of the Consulting Agreement.
     (d) Accrued Obligations.  On the Separation Date, the Company shall pay Executive all earned but unpaid Base Salary through the Separation Date and reimburse Executive for any reasonable unreimbursed expenses incurred in accordance with Company policy.  Additionally, Executive shall be entitled to a payment for all accrued but unused vacation that Executive has accrued through the Separation Date.
Section 6. Consulting Agreement. The Parties agree that immediately following the Separation Date, the Company will require the use of Executive’s medical and clinical expertise to assist it in the evaluation of potential partnership opportunities. Accordingly, Executive agrees to enter into a Consulting Agreement with the Company attached hereto as Exhibit C.
Section 7. Other Compensation and Benefits. Executive acknowledges that, except as expressly provided in this Agreement, including the Consulting Agreement, he has not earned and will not receive any additional pay or salary, incentive compensation, severance, equity interests or options, or benefits after the Separation Date, with the exception of any vested right he may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). In particular, but without limitation, Executive agrees that he is not owed any bonus, incentive compensation, or commissions.
Section 8. Return Of Company Property. By the close of business on the Separation Date, with the exception of the “Retained Property” (described herein), Executive agrees to return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property which Executive has in his possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, engineering information, test data and materials, financial information, research and development information, sales and marketing information, customer information and databases, contact information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees that he will make a diligent search to locate any such documents, property and information within the timeframe referenced above. If Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, Executive agrees to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems within five (5) business days after the Separation Date; and Executive agrees to provide the Company access to Executive’s system as requested to verify that the necessary copying and/or deletion is done. Except for the Retained Property described herein, Executive agrees that, after the Separation Date, Executive will neither use nor possess Company property. For purposes of this Agreement, Retained Property shall mean all documents, files and other information technology devices provided to Executive by the Company in order to perform the Consulting Duties as set forth in Exhibit C of this Agreement. At the conclusion of the Consulting Agreement, Executive shall have the opportunity to purchase such devices at their depreciated fair market value.
Section 9. Confidential Information and Restrictive Covenants.  Executive acknowledges that the confidentiality obligations and restrictive covenants set forth in the Company’s Proprietary Information and Inventions Agreement, attached to the Employment Agreement and hereto as Exhibit A shall remain in full force and effect following the Separation Date and Executive further agrees to comply with the terms of such obligations and restrictive covenants.
Section 8. Release.  Notwithstanding anything herein to the contrary, Executive shall not be entitled to any benefits pursuant to this Agreement prior to the time in which he executes a full general release of claims against the Company and its affiliates substantially in the form attached to the Employment Agreement and hereto as Exhibit B.
Section 10. Non-Disparagement.  Executive agrees that, except as required by applicable law, or compelled by process of law, at any time following the date hereof, neither Executive, nor anyone acting on his behalf, shall hereafter make any derogatory, disparaging or critical statement about the Company, the Company’s subsidiaries or affiliates, or any of the Company’s current officers, directors, employees, or shareholders or any persons who were officers, directors, employees, or shareholders of the Company.  The Company agrees that, except as required by applicable law, or compelled by process of law, neither it, nor anyone acting on its behalf, shall hereafter make any derogatory, disparaging or critical statement about the Executive.
Section 11. Cooperation by Executive. Following the Separation Date, Executive will reasonably cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory, or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary.  Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by his as a result of such cooperation.
Section 12. Indemnification.  The Company acknowledges that (a) its by-laws (or those of one or more of its affiliates) contain provisions indemnifying directors and officers to the fullest extent permitted by applicable law and (b) Executive is covered by such provisions (as such provisions are in effect on the Separation Date) to the extent permitted by applicable law even after the Separation Date with respect to such matters occurring during the course of Executive’s employment before the Separation Date, subject to the terms of such by-law provisions (as such provisions are in effect on the Separation Date).
Section 13. Confidentiality of Agreement.  Executive hereby agrees to keep the terms of this Agreement confidential; provided, that the obligations of Executive under this Section 13 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency, to Executive’s counsel, or to Executive’s immediate family.
Section 14. Opportunity for Advice.  By signing this Agreement, Executive acknowledges that with the advice of the Company, he has had a reasonable opportunity to consider advice from his legal counsel.  Fully understanding these terms, Executive is entering into this Agreement knowingly and voluntarily.
Section 15. Entire Agreement.  This Agreement, including its Exhibits, represents the entire agreement of the parties with respect to Executive’s engagement and termination thereof, and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including but not limited to the Employment Agreement.
Section 16. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
Section 17. Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
Section 18. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Roger Echols

Roger Echols

REPLIDYNE, INC.

By:	/s/ Kenneth J. Collins

Kenneth J. Collins
Title:	Chief Executive Officer

Exhibit A
MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS’
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT
     This Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by Replidyne, Inc. or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me. I hereby agree as follows:
1. Nondisclosure.
1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. Assignment of Inventions.
2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
2.4 Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company (“Nonassignable Inventions”).
2.5 Obligation to Keep Company Informed. During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe are Nonassignable Inventions and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that have been identified as Nonassignable Inventions.
2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to

Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. No Conflicts or Solicitation. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below). If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
4. Covenant Not to Compete. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not directly or indirectly personally participate or engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.
4.1 Reasonable. I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable. I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me. If any restriction set forth in this paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
4.2 As used herein, the terms:

     (i) “Restricted Business” shall mean the design, development, marketing, commercialization or sales of any anti-infective products, anti-bacterials, or other biopharmaceutical products that directly compete in the marketplace with any such product then sold by the Company or then in development by the Company and projected to be sold within one (1) year of my last day of employment with the Company.
     (ii) “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.
5. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
6. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. Return Of Company Materials. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
8. Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
9. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.
10. Notification Of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
11. General Provisions.
11.1 Governing Law; Consent to Personal Jurisdiction and Exclusive Forum. This Agreement will be governed by and construed according to the laws of the State of Colorado without regard to conflicts of law principles. I hereby expressly understand and consent that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Colorado, and the state courts located in the County of Boulder County, Colorado, for any lawsuit filed against me by Company arising from or related to this Agreement. I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.
11.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
11.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
11.5 No Employment Rights. I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
11.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
11.7 Entire Agreement. The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement
     This Agreement shall be effective as of the first day of my employment with the Company, namely:                     , 2006.
     I have read this Agreement carefully and understand its terms. I have completely filled out exhibit a to this Agreement.
Dated: April 19, 2006

/s/ Roger Echols
Signature

Roger M. Echols
Printed Name

Accepted and agreed to:

EXHIBIT B
RELEASE
In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment, including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Colorado state law (as amended). Notwithstanding the foregoing, nothing contained in this Release is intended to release the Company from any claim arising out of or with regard to: (i) any payment to be made to me by the Company in connection the termination of employment as contemplated by the Employment Agreement, or (ii) any statutory obligation that the Company may have with regard to the continuation of benefits.
ADEA Waiver and Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”). The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.

By: /s/ Roger Echols	Date: May 1, 2008

EXHIBIT C
REPLIDYNE, INC.
CONSULTANT AGREEMENT FOR
Roger Echols
     This Consultant Agreement (“Agreement”) is entered into by and between Roger Echols, an individual (“Consultant”), and Replidyne, Inc., (the “Company”), effective as of May 2, 2008 (“Effective Date”).
     Whereas, the Company is a biopharmaceutical company currently focused on developing and commercializing innovative anti-infective products, including but not limited to faropenem medoxomil (collectively, the “Products”);
     Whereas, Consultant, having been involved with the Company since 2004 and serving as the Company’s Chief Medical Officer, is a significant source of knowledge and expertise about the Company’s business and its potential clinical development and commercialization strategies for the Products;
     Whereas, the parties have agreed that Consultant shall be retained as a Consultant to allow the Company to retain the benefit of Consultant’s knowledge and expertise; and
     Whereas, the Company terminated Consultant’s full time employment with the Company effective May 1, 2008 pursuant to a Separation Agreement with an Effective Date of May 1, 2008 and the parties hereby desire to mutually agree upon the terms and conditions of Consultant’s consulting relationship with the Company.
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is agreed by and between the parties as follows:
1. Consulting Relationship.
     1.1 Consulting Services. As part of the services provided by Consultant to the Company pursuant to this Agreement, Consultant will:
          (a) Advise and consult with the Company on clinical development and regulatory strategies related to the Products; and
          (b) Advise and consult with the Company on strategic planning;
          (c) Perform such other services that relate to Consultant’s areas of expertise and which the Company’s executive officers believe would be beneficial to the Company (collectively, the “Consulting Services”).
     1.2 Performance. As and when requested from time to time by the Company’s President and Chief Executive Officer, Kenneth Collins or his delegates, Consultant agrees to provide services to the Company under this Agreement. The time commitment required for Consulting Services under this Agreement will generally not exceed 40 hours per month from May 2, 2008 until July 31, 2008 (“Initial Consulting Period”) and will generally not exceed 20 hours per month from August 1, 2008 until December 31, 2008 or at such earlier or later date as agreed to by the Company and Consultant pursuant to Section 6.1 herein (“Termination Date”), although the time commitment required during any specific monthly period may vary from the time commitment required in other periods. Consultant will render the Consulting Services to the best of his ability. The manner and means by which Consultant chooses to perform the Consulting Services are in Consultant’s sole discretion and control. Consultant agrees to exercise the highest degree of professionalism, and to utilize his best efforts, skills, expertise and creative talents in performing such Consulting Services. In performing Consulting Services, Consultant agrees to provide his own equipment, tools and other materials in addition to the Retained Property provided to him by the Company. Consultant shall perform his Consulting Services in a timely and professional manner consistent with industry standards. Consultant agrees to provide the Consulting Services at the times reasonably requested by the Company; provided that, the Company will reasonably cooperate with Consultant in the event that he has conflicts in connection with other obligations, whether such obligations are work related or personal. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without the Company’s prior written consent.
2. Compensation.
     2.1 Consulting Fees. In consideration of his agreement to provide the Consulting Services hereunder, during the Initial Consulting Period, Consultant will be paid an amount equal to $10,000 for each full month of Consulting Services rendered to the Company during the Initial Consulting Period. The Consulting Fees will be pro rated for any partial months of service. From the end of the Initial Consulting Period through the Termination Date, and for any hours in excess of forty hours per month during the Initial Consulting Period, Consultant will be compensated at a rate of $300 per hour. Consultant agrees to submit a monthly invoice to the Company for approval detailing all consulting hours worked in the prior month.
     2.2 Stock Options. As further consideration of his agreement to provide Consulting Services hereunder, subject to the approval of the Company’s Compensation Committee, the Company will provide Consultant with a non-qualified stock option grant to purchase up to 40,000 shares of Company common stock at the fair market value of the stock as of the date of grant pursuant to the Company’s 2006 Equity Incentive Plan (“Consulting Option”). The Consulting Option shall vest over the course of the Consulting Agreement in eight (8) equal monthly installments and shall have an exercise period of up to three (3) years from Termination Date of this Consulting Agreement. The stock options previously granted to Consultant during his employment with the Company shall continue to vest for so long as Consultant continues to provide Continuous Service to the Company as defined in the Company’s 2006 Equity Incentive Plan. Consultant understands and acknowledges that on July 31, 2008, all options previously granted to Consultant shall become NonQualified Options. Consultant is advised to seek independent tax or accounting advice with regard to the exercise and tax treatment of any vested options.

     2.3 Partnering Bonus. In the event that prior to the Termination Date, the Company concludes a faropenem partnership with [ * * * ], Consultant will be eligible to receive a one time lump sum Partnering Bonus equal to $125,000, provided that Consultant is actively providing Consulting Services through the date of the execution of the partnering agreement with [ * * * ].
     2.4 Expenses. Consultant shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of services hereunder, according to the policies of the Company.
3. Independent Contractor Status.
Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, contract, or commitment on behalf of the Company. Consultant will not be entitled to any of the benefits that the Company may make available to its employees. Because Consultant is an independent contractor, the Company will not withhold or make payments for income taxes; social security; make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance on Consultant’s behalf with respect to any payment made pursuant to this Agreement. Consultant agrees to accept exclusive liability for complying with applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on compensation paid to Consultant. Consultant hereby agrees to indemnify and defend the Company against any and all claims for such taxes or contributions, including penalties and interest due with respect to all payments under this Agreement.
4. Proprietary Information Obligations. Consultant understand and agrees that the terms of his Proprietary Information Agreement, attached as Exhibit A to the Separation Agreement of even date, remain in full force and effect during the term of this Consulting Agreement and are fully incorporated herein by reference.
5. Other Activities.
     5.1 Other Services. Consultant is free to enter any contract to provide services to other business entities, except any contract that would tend to induce Consultant to violate this Agreement. Further, during the term of this Agreement, Consultant will not, without the prior written consent of the Company, perform any services related to the development, preparation, manufacture, marketing or sale of any drugs or therapeutics that may reasonably be considered to compete with any Products, whether on behalf of his own interest or that of any other person or entity.
6. Term; Termination.
     6.1 Term. Unless sooner terminated in accordance with this Section 6 or mutually extended, the term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2008. Notwithstanding the foregoing, this Agreement shall automatically terminate immediately upon (i) Just Cause (as defined below) or (ii) consummation of a Change in Control.
     6.2 Termination for Just Cause. The Company may terminate this Agreement immediately in its sole discretion for Just Cause. In the event the Company terminates this Agreement pursuant to this Section 6.2, the Company shall be entitled to cease any further payments under the terms of this Consulting Agreement and shall reimburse Consultant for any business expenses that were incurred but not reimbursed as of the date of termination. As used in this Agreement, “Just Cause” shall mean the occurrence of one or more of the following: (i) Consultant’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Consultant’s participation in a fraud or act of dishonesty against the Company; (iii) Consultant’s intentional and material damage to the Company’s property; (iv) Consultant’s material breach of any provision of this Agreement that is not remedied by Consultant within fourteen (14) days of written notice of such breach from the Board of Directors; (v) Consultant’s failure to perform the Consulting Services in accordance with Section 1.2 hereof at the times reasonably requested by the Company; or (vi) Consultant’s failure to execute the Separation Agreement, including Exhibit B, within twenty-one (21) days of receipt of the Separation Agreement.
     6.3 Termination by Consultant. Consultant may terminate this Agreement at his convenience upon ten (10) days prior written notice to the Company. In the event the Consultant terminates this Agreement pursuant to this Section 6.3, the Company shall be entitled to cease any further payments under the terms of this Consulting Agreement and shall reimburse Consultant for any business expenses that were incurred but not reimbursed as of the date of termination
     6.4 Change in Control. In the event that the Company consummates a Change in Control (as defined in the 2006 Equity Incentive Plan) prior to the Termination Date of this Agreement, then, notwithstanding anything contained in Consultant’s stock option agreements or the Company’s 2006 Equity Incentive Plan to the contrary, the vesting of all of Consultant’s then outstanding stock options shall be accelerated in full and such options shall become fully vested and exercisable in accordance with the Company’s 2006 Equity Incentive Plan.
     6.5 Return of Company Property. Upon termination of the Agreement or earlier as requested by the Company, Consultant will deliver to the Company any and all drawings, notes, photographs, memoranda, specifications, samples, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product or Proprietary Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including work and storage areas or filing cabinets, is subject to inspection by Company personnel at any time with or without notice.
7. General Provisions.
     7.1 Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), the third day after mailing by first class mail, or the day following delivery by overnight courier, to the Company at its primary office location and to Consultant at his address and facsimile number as provided by Consultant to the Company in writing.

     7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in conformance with the intent of the parties expressed herein.
     7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     7.4 Complete Agreement. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between Consultant and the Company with regard to the subject matter contained herein. It is entered into without reliance on any promise or representation, and it cannot be modified or amended except in a writing signed by an officer of the Company and Consultant. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.
     7.5 Counterparts. This Agreement may be executed in two counterparts, each of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
     7.6 Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.
     7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Consultant may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which will not be withheld unreasonably.
     7.8 Attorney Fees. If either party brings any action to enforce his or its rights hereunder, the prevailing party in any such action will be entitled to recover his or its reasonable attorneys fees and costs incurred in connection with such action.

     7.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Colorado.

Roger Echols,		Replidyne, Inc.
an Individual

Sign:	/s/ Roger Echols	By:	/s/ Kenneth J. Collins

Kenneth J. Collins
President & Chief Executive Officer
Date: May 1, 2008